UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )
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Sterling Bancorp, Inc.

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One Towne Square, Suite 1900
Southfield, Michigan 48076

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 15, 2018

NOTICE IS HEREBY GIVEN that the 2018 annual meeting of shareholders (the “Annual Meeting”) of Sterling Bancorp, Inc., a Michigan corporation (the “Company”), will be held on Tuesday, May 15, 2018, at One Towne Square, Suite 1900, Southfield, Michigan 48076, at 1:00 p.m.  The agenda for the 2018 Annual Meeting of Shareholders is as follows:

1.	Elect three directors, each to hold office for a three-year term;

2.	Ratify the appointment of Crowe Horwath LLP as the Company’s independent registered accounting firm for the year ending December 31, 2018; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof, all in accordance with the accompanying proxy statement.

The Board of Directors of the Company (the “Board”) recommends a vote FOR each of the Director nominees in this proxy statement and FOR the ratification of Crowe Horwath LLP’s appointment.

The Board has fixed March 23, 2018, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment of the Annual Meeting.

We call your attention to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the Annual Meeting.  Please read it carefully.

If you have questions or comments, please direct them to Sterling Bancorp, Inc., One Towne Square, Suite 1900, Southfield, MI 48076, Attention: Thomas Lopp.

By order of the Board of Directors
/s/ Thomas Lopp
Thomas Lopp
President, Chief Operating Officer and Chief Financial Officer

Your vote is important. Even if you plan to attend the Annual Meeting, you may vote your shares electronically via the Internet, by using telephone or, if you prefer the paper copy, please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope. Note that if your stock is held in more than one name, all parties must sign the proxy form.

Dated:          April 13, 2018

One Towne Square, Suite 1900
Southfield, Michigan 48076

PROXY STATEMENT

This proxy statement and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Sterling Bancorp, Inc., a Michigan corporation (the “Company”), to be voted at the 2018 annual meeting of shareholders of the Company (the “Annual Meeting”) to be held on Tuesday, May 15, 2018, at One Towne Square, Suite 1900, Southfield, Michigan 48076 at 1:00 p.m., for the purposes set forth in the accompanying notice and in this proxy statement.

This proxy statement is being mailed on or about April 17, 2018, to all holders of record of common stock of the Company as of the record date. This proxy statement and our 2017 annual report are also available electronically at investors.sterlingbank.com.  The Board has fixed the close of business on March 23, 2018, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment of the Annual Meeting.  As of the record date, there were 52,963,308 shares of common stock outstanding.  Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

If a proxy in the enclosed form is properly executed and returned to the Company, the shares represented by the proxy will be voted on each matter that properly arises at the Annual Meeting and any adjournment of the Annual Meeting.  If a shareholder specifies a choice as to a particular matter, the proxy will be voted as specified.

Brokers do not have discretion to cast votes on non-routine matters with respect to any shares held in street name for which they have not received voting directions from the beneficial owners.  Therefore, if you hold your shares in street name, you must vote your proxy if you wish your shares to be voted in the election of directors.  A proxy may be revoked before exercise by notifying the Chief Operating Officer of the Company in writing or in open meeting, by submitting a proxy of a later date or attending the Annual Meeting and voting in person. All shareholders are encouraged to date and sign the enclosed proxy, indicate a choice with respect to the matters to be voted upon, and return it to the Company.

Quorum, Required Vote, and Related Matters

Quorum.  A quorum is present if a majority of the votes entitled to be cast on a proposal are represented at the Annual Meeting in person or by proxy.

“Street Name” Accounts.  If you hold shares in “street name” with a broker, bank, or other custodian, you will receive voting instructions from the holder of record of your shares.  In some cases, a broker may be able to vote your shares even if you provide no instructions. But on other matters (such as the election of directors) your broker may vote the shares held for you only if you provide voting instructions.  Shares for which a broker does not have the authority to vote are recorded as “broker non-votes” and are not counted in the vote by shareholders.

If you hold your shares in street name through a broker, bank, or other nominee, it is critical that you cast your vote if you want it to count in the election of our director nominees.  Certain regulations prohibit your broker, bank, or other nominee from voting uninstructed shares on a discretionary basis on proposals one or two at the Annual Meeting. Thus, if you hold your shares in street name and you do not instruct your broker how to vote at the Annual Meeting, no votes will be cast on your behalf for Proposal No. 1. Further, if you abstain from voting on a particular proposal, the abstention does not count as a vote in favor of or against a particular proposal.

Proposal No. 1 – Election of Directors.  Directors are elected by a plurality of the votes cast by the shares entitled to vote.  For this purpose, a “plurality” means that the individuals receiving the largest number of votes are elected as directors.  You may vote in favor of the nominees specified on the accompanying form of proxy or may withhold your vote as to one or more of such nominees.  Shares withheld or not otherwise voted in the election of directors (because of abstention, broker non-vote, or otherwise) will have no effect on the election of directors.

Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm.  The affirmative vote of holders of a majority of shares entitled to vote and present at the annual meeting, in person or by proxy, is required for ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for 2018. Abstentions and broker non-votes will have no effect on the outcome of this proposal unless you return your proxy card and select “Abstain,” which will have the same effect as a vote against the matter.

Although the vote on Proposal 2 is not binding on the Company, the audit committee of the Company will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future.

Voting via the Internet, Telephone or by Mail

Registered Holders

If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, Computershare), then you may vote either in person at the Annual Meeting or by proxy. If you decide to vote by proxy, you may vote via the Internet, by using the telephone or by mail and your shares will be voted at the Annual Meeting in the manner you direct. For those shareholders who wish to vote by mail, such shareholders can complete, sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials.  Internet and telephone voting facilities for shareholders of record will close at 1:00 a.m. on Tuesday, May 15, 2018.  Instructions for voting via the Internet and telephone are set forth on the proxy card.

Beneficial Holders

If, you are a beneficial owner of shares held in “street name,” you may vote in person at the Annual Meeting only if you obtain a legal proxy from the nominee that holds your shares and present it to the inspector of elections with your ballot at the Annual Meeting. Alternatively, you may provide instructions to the nominee that holds your shares to vote by completing, signing and returning the voting instruction form that the nominee provides to you, by using telephone or Internet voting arrangements described on the voting instruction form or other materials that the nominee provides to you or by following any other procedures that the nominee communicates to you.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Second Amended and Restated Articles of Incorporation (“Articles of Incorporation”) and Amended and Restated Bylaws (“Bylaws”) of the Company provide for a Board consisting of a number of members to be determined by a resolution adopted by the affirmative vote of at least 80% of the Board and a majority of the “Continuing Directors” (as defined in the Articles of Incorporation). The Board has fixed the number of directors at nine.  The Articles of Incorporation and Bylaws of the Company also provide for the division of the Board into three classes of nearly equal size with staggered three-year terms of office.  See “Information about Directors and Nominees–Director Information” below.  Three persons have been nominated for election to the Board at the Annual Meeting, each to serve a three-year term expiring at the 2021 annual meeting of shareholders.

Term Expiring in 2018	Term Expiring in 2019	Term Expiring in 2020
Barry Allen	Gary Judd	Sandra Seligman

Jon Fox	Seth Meltzer	Peter Sinatra

Lyle Wolberg	Benjamin Wineman	Rachel Tronstein Stewart

Unless otherwise directed, the persons named as proxy holders in the accompanying proxy will vote for Messrs. Allen, Fox, and Wolberg, the nominees named below.  Messrs. Allen, Fox, and Wolberg are currently directors of the Company, and are the members of the class of directors of the Company whose terms will expire at the Annual Meeting.  In the event that any of the nominees become unavailable, which is not anticipated, the Board, in its discretion, may reduce the number of directors or designate substitute nominees, in which event the enclosed proxy will be voted for such substitute nominees. Proxies cannot be voted for a greater number of directors than the number of nominees named.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE THREE DIRECTOR NOMINEES

Information about Directors and Nominees

Director Information

The Company believes that the Board as a whole should encompass a range of talent, skill, diversity, and expertise that enables the Board to provide sound guidance with respect to the Company’s operations and interests.  The following information has been furnished to the Company by the respective directors. Each of them has been engaged in the occupations stated below during the periods indicated, or if no period is indicated, for more than five years.

Nominees Standing for Election

Barry Allen, Director.  Mr. Allen, CPA has served as a member of our Board since 1998. He has been a member of the board of directors, and chairman of the audit committee since 1998. Mr. Allen was the Regional Managing Partner, Owner, Member of the Management Committee, and Director of Baker Tilly Virchow Krause, LLP. Mr. Allen began his career at PriceWaterhouseCoopers, LLP as a junior accountant. In 1972 he founded Barry Allen & Associates, P.C. and developed it into a prestigious boutique CPA and Tax Firm, providing services to small and medium sized companies. In 1982, he partnered with another firm and formed Nemes Allen & Company, PLLC, where he was Managing Partner until 2003. Mr. Allen served middle market companies and high net worth individuals. Mr. Allen has previously served on the Board of Directors and acted as Treasurer of Forgotten Harvest, a food rescue organization. Additionally, he served on the Board of Directors of Pathway Family Centers, an adolescent addiction and recovery center. He has a BBA from the University of Detroit, and is a certified public accountant. He also was a Certified Insolvency and Reorganization Accountant, and had a State of Michigan Insurance License in the past. He currently serves on the Board of the Riviera Dunes Marina Condominium Association as Treasurer, and on the Board of Legend Valve, Inc., a non‑publicly traded company.

Our Board believes that Mr. Allen should serve as a director because of his extensive experience in the business and financial world, as well as his particular expertise in accounting and management issues.

Jon Fox, Director.  Mr. Fox has served as a member of our Board since 1997. Mr. Fox has forty‑two years of financial experience, including twenty years of executive level commercial banking management experience.  Mr. Fox was also the Head of Commercial Lending in Detroit, Michigan at City National Bank, and was a prior Head of Commercial Real Estate Lending at Comerica. Mr. Fox was an advisor for PEM, a real estate holding company, a founder of the Americans for International Aid and Adoption, and a Director for the Community Housing Network since 1976. Past board experience includes the Macomb Savings Bank, Mortgage Bankers Association, Kiwanis #1 (Detroit) and Clawson Manor. He was also a board member of Ryan Homes, the President of Fox Manor, and an Advisor and Finance Committee member of Vista Maria. He has a BS in Finance from Wayne State University.

Our Board believes that Mr. Fox should serve as a director because of his significant financial and executive level commercial banking experience.

Lyle Wolberg, Director.  Mr. Wolberg joined our Board in August 2017. He is one of the founding partners of Telemus Capital Partners, a financial advisory firm he co‑founded in 2005. Mr. Wolberg was a former Financial Advisor at Merrill Lynch from 1994 to 1997 and Senior Vice President‑Investments at UBS Financial Services from 1999 to 2005. Mr. Wolberg has more than twenty years of industry experience across all facets of financial wealth planning and investment management. He is a certified financial planner. He also serves on the Executive Board of Temple Shir Shalom, is a trustee for the Children’s Hospital of Michigan Foundation, and is Past President and Co‑Founder of the Berkley Educational Foundation.  Mr. Wolberg has a B.B.A. in finance from the University of Michigan.

Our Board believes that Mr. Wolberg should serve as a director because of his extensive experience in the financial and wealth management industries.

Continuing Directors

Whose Terms Expire in 2019

Gary Judd, Chairman and Chief Executive Officer.  Mr. Judd has served as our chairman and chief executive officer since August 2008. Additionally, he served as our president from 2008 until 2016. He began his banking career with Citibank, serving over sixteen years, including assignments over eight years in international banking based in New York, the Middle East, and India. Mr. Judd held positions in commercial lending, operations, treasury/foreign exchange, and country management. He held domestic positions in Citibank’s Operating Group, worked on acquisitions at Citicorp, and ending as Citibank’s Consumer Group’s senior executive for Manhattan south of Forty Second Street. Mr. Judd was also responsible as a business manager for a large‑scale consumer banking system development project. He then served as a general partner of Campbell Oil, Ltd., a private oil and gas exploration and production company in Denver, Colorado.

Mr. Judd was co‑founder, president, chief executive officer, and director of Vectra Bank. After its sale to Zions Bancorporation, he served as president, chief executive officer, and chairman of Vectra Bank Colorado and as a vice president of Zions Bancorporation, serving on its Executive Committee. Mr. Judd then served as president and director of Metyor, Inc., a technology start‑up company based in Sydney, Australia, before returning to banking as a senior executive and director with WestStar Bank/Vail Banks, becoming president and chief executive officer in 2004. Following the sale of Vail Banks to U.S. Bank, he served as chairman of U.S. Bank’s Denver, Colorado Board. He holds a M.A. from Johns Hopkins University School of Advanced International Studies.

Our Board believes that Mr. Judd should serve as a director because he has broad banking and executive management experience spanning over forty years.

Seth Meltzer, Director.  Mr. Meltzer has served as a member of our Board since 2000. Mr. Meltzer is President, CEO and a director of the Seligman Group, a family owned real estate and investment company. Mr. Meltzer worked for various subsidiaries of the Seligman Group. Prior to joining the Seligman group, Mr. Meltzer interned at Sterling Bank and Trust, F.S.B. In 1998, Mr. Meltzer began work for Seligman & Associates, Inc. as its Vice President until his promotion to President. Mr. Meltzer led the Bank’s initial development of online banking from 1998‑2001. He has since ran the Seligman Group’s management affiliate (Seligman Western Enterprises, Ltd.) from 2005 to date.  He has a BS in Finance from the University of Arizona.

Our Board believes that Mr. Meltzer should serve as a director because of his investment expertise and deep historical knowledge of the Company. He helped guide the Bank through the 2008 financial crisis and was instrumental in curing Sterling’s troubled asset and OREO portfolio. He currently chairs the Bank’s ALCO Committee.

Benjamin J. Wineman, Director.  Mr. Wineman has served as a director of our Board since 2013. Mr. Wineman has 20 years of extensive commercial real estate and financial experience. Currently, Mr. Wineman is a Principal at Mid‑America Real Estate Corporation, where he has worked since July 2001. Mid‑America is based in Chicago, Illinois, and is one of the companies within Mid‑America Real Estate Group, a midwestern full‑service retail real estate organization with offices in Chicago, Detroit, Milwaukee, and Minneapolis. Mr. Wineman co‑leads Mid‑America’s Retail Investment Sales Group, focusing specifically on the disposition of shopping centers and retail properties throughout the greater Midwest region for institutional, REIT, and private owners. Prior to employment with Mid‑America, Mr. Wineman worked at LaSalle Investment Management (JLL) as a Financial Analyst in the Private Equity Acquisitions Group, where he was responsible for the valuation, due diligence, and closing of commercial real estate transactions on behalf of its institutional pension fund clients from 1998 to 2001. Within the International Council of Shopping Centers (ICSC), he is a member of the Illinois State Committee and the Government Relations National Economic Policy Sub‑Committee. Within the community, Mr. Wineman is a member of the Executive Committees of the Harold E. Eisenberg Foundation and the board President of the Ravinia Festival Associates Board, and a member of the executive committee of the Ravinia Festival Board of Trustees.  Mr. Wineman graduated from DePauw University in 1998 with a Bachelor’s of Arts Degree.

Our Board believes that Mr. Wineman should serve as a director because of his extensive commercial real estate and financial experience.

Whose Terms Expire in 2020

Sandra Seligman, Director.  Ms. Seligman has served as a member of our Board since its inception in 1984. Ms. Seligman is a philanthropist, actively dedicating her professional time and expertise to the charitable communities of Greater Detroit, Miami, and New York City. Through the Seligman Family Foundation, Ms. Seligman contributes to the Mount Sinai Medical Center in Florida, the University of San Francisco Medical Center in California, the Beaumont Health System, and Wayne State University Medical School in Michigan. Ms. Seligman is also a director of the Wolfsonian‑Florida International University, the Museum of Contemporary Art of Detroit, the Detroit Institute of Arts, and the Jewish Women’s Foundation of the Jewish Federation of Detroit. She has a BS from Michigan State University.

Our Board believes that Ms. Seligman should serve as a director because of her long term commitment to and experience with the Company. Additionally, Ms. Seligman’s significant involvement with community and charitable groups brings unique insights to the Board.

Peter Sinatra, Director.  Mr. Sinatra has served as a member of our Board since 2004 and as CEO of Quantum since 2010.  He was Chairman of the Compensation Committee from 2008 until 2017.  Mr. Sinatra is also a Senior Managing Partner with The Seligman Group Family Office where he is a member of the Investment Committee, managing traditional and privately held investments in the community banking, commercial real estate, aerospace, film, and asset management industries. Prior to joining Seligman, Mr. Sinatra held leadership positions with Bank of America, N.A. in Divisional Sales Management and with Fidelity Investments in Product Management & Development. Mr. Sinatra began his career at Arthur Andersen & Co. as a consultant in the financial services industry. Mr. Sinatra has served on numerous boards, including Sentient Flight Group from 2007 to 2009. He is a member of the CFA Institute, the San Francisco Security Analysts Society, and the Investment Management Consultants Association (IMCA). Mr. Sinatra received his BA in Mathematics from College of the Holy Cross.

Our Board believes that Mr. Sinatra should serve as a director because of his considerable experience in the financial, institutional asset and wealth management industries.

 Rachel Tronstein Stewart, Director.  Ms. Tronstein has served as a member of our Board since 2018. Ms. Tronstein Stewart is currently the President of Gardner-White Furniture, a Michigan furniture retailer founded in 1912. Prior to joining Gardner-White Furniture in 2012, Ms. Tronstein Stewart worked in clean energy technologies, most recently at the U.S. Department of Energy.  She helped to develop the department’s SunShot Initiative, a project to make solar energy cost-competitive with traditional sources of electricity by 2020. Previously, Ms. Tronstein Stewart focused on the clean energy portfolio at former President Clinton’s Clinton Global Initiative.  Ms. Tronstein Stewart earned an MSc from the London School of Economics and a BA from the University of Michigan. She was also recently appointed the Board Chair of New Detroit, a coalition of leaders working towards racial equity in Metropolitan Detroit.

Our Board believes that Ms. Tronstein Stewart should serve as a director because of her significant managerial and business experience.

Director Independence

We are a “controlled company” under the rules of Nasdaq because more than 50% of our outstanding voting power is held by the Seligman family trustee. See “Beneficial Ownership of Common Stock.” We do not intend to rely upon the “controlled company” exception relating to the board of directors and committee independence requirements under the rules of Nasdaq. The “controlled company” exception does not modify the independence requirements for the audit committee, and we comply with the audit committee requirements of the Exchange Act and the rules of Nasdaq. Absent the use of the “controlled company” exception, the rules of the NASDAQ Capital Market, independent directors must comprise a majority of our board of directors within a specified period of time of this offering. The rules of the NASDAQ Capital Market, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors. Our board of directors has evaluated the independence of its members based upon the rules of the NASDAQ Capital Market and the SEC. Applying these standards, our board of directors has affirmatively determined that, with the exception of Mr. Judd, Mr. Sinatra, Mr. Meltzer and Ms. Seligman, each of our current directors is an independent director, as defined under the applicable rules.

BOARD OF DIRECTORS AND COMMITTEES

Board Meetings

All directors are expected to attend all meetings of the Board and of the Board committees on which they serve.  The Board met twelve (12) times during 2017.  In 2017, all directors, except Sandra Seligman, attended more than 75% of the aggregate number of all meetings of the Board and the committees on which he or she served. In connection with the Company’s transition post-initial public offering, the independent directors will begin holding regularly scheduled executive sessions to meet without management present in the future.

Board and Committee Membership

Current Board and committee memberships are shown in the table below.

Name	Age	Position(s) With the Company	Nominating	Compensation	Audit and Risk Management
Mr. Judd	77	Chairman and Chief Executive Officer
Mr. Allen	73	Director	Member	Member	Chairperson
Mr. Fox	75	Director			Member
Mr. Meltzer	42	Director	Member
Ms. Seligman	71	Director	Member
Mr. Sinatra	50	Director
Mr. Wineman	42	Director		Member	Member
Mr. Wolberg	48	Director	Member	Chairperson	Member
Ms. Tronstein Stewart	37	Director	Chairperson	Member	Member

Audit and Risk Management Committee

The Audit and Risk Management Committee (the “Audit Committee’) assists the board of directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of our internal audit and risk management function and independent auditors. Among other things, the Audit Committee:

•	appoints, evaluates and determines the compensation of our independent auditors;

•	reviews and approves the scope of the annual audit, audit fees and financial statements;

•	reviews disclosure controls and procedures, internal controls, internal audit function and corporate policies with respect to financial information;

•	oversees investigations into complaints concerning financial matters, if any;

•	reviews related party transactions as required; and

•	annually review the Audit Committee charter and periodically review the committee’s performance.

The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from and receive appropriate funding to engage outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The Audit Committee is composed solely of members who satisfy the applicable independence and other requirements of the SEC and the NASDAQ Capital Market for Audit Committees. Mr. Allen is the Company’s “audit committee financial expert” as such term is defined in applicable SEC regulations. The Audit Committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities.

The Board has adopted a charter for the Audit Committee, a copy of which is available on the Company’s website at www.investors.sterlingbank.com.  The Audit Committee held five (5) meetings in 2017.

Nominating Committee

The Nominating Committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the Nominating Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our board of directors concerning governance matters. Among other things, the Nominating Committee:

•
identifies qualified individuals to be directors consistent with the criteria approved by the board of directors and recommending director nominees to the full board of directors and considers candidate recommendations of shareholders;

•	develops and oversees policies and procedures and review shareholder communications to the board;

•	review and make recommendations to the board of directors on its policies and practices related to corporate governance; and

•	annually review the Nominating Committee’s charter.

When evaluating nominees for director, the Nominating Committee considers the skills a nominee could offer the Company, as well as business experience, how the nominee fits into the Company’s core values, professional and personal integrity, policy-making experience, and strategic planning skills, amongst other traits.

The Board has adopted a charter for the Nominating Committee, a copy of which is available on the Company’s website at www.investors.sterlingbank.com.  In 2017 and early 2018, the full Board discussed the merits of and appointed each of Lyle Wolberg and Rachel Tronstein Stewart to our Board and the board of directors of our banking subsidiary.

Compensation Committee

Compensation Committee.  The Compensation Committee is responsible for discharging the board of directors’ responsibilities relating to compensation of the executives and directors. Among other things, the Compensation Committee:

•	evaluates compensation strategies and policies;

•	reviews and approves objectives relevant to executive officer compensation;

•	evaluates performance and determines the compensation of the Chief Executive Officer and other executive officers in accordance with those objectives;

•	oversees the incentive compensation and equity‑based plans and policies;

•	oversees management succession planning;

•	recommends to the board of directors compensation for directors;

•	prepares the Compensation Committee report required by SEC rules to be included in our annual report and proxy statement; and

•	annually reviews the Compensation Committee charter.

The Compensation Committee has adopted a written charter that, among other things, specifies the scope of its rights and responsibilities. The charter is available on the Company’s website at www.investors.sterlingbank.com. The Compensation Committee held two (2) meetings in 2017.

Communication with Directors; Attendance at Annual Meetings; Code of Ethics

The Board invites shareholders to send written communications to the Board or any director by mail, c/o Secretary, Sterling Bancorp, Inc., One Towne Square, Suite 1900, Southfield, Michigan 48076.  All communications will be compiled by the Company’s Secretary and submitted to the Board or the individual director(s) on a regular basis unless such communications are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient(s).  Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company’s business, or communications that relate to improper or irrelevant topics.

All directors are expected to attend annual meetings of shareholders in person or via teleconference, except in cases of extraordinary circumstances.  The Company anticipates that all directors will attend this year’s Annual Meeting.

Our board of directors adopted a code of business conduct and ethics (our “Code of Conduct”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Conduct is available on the Company’s website at www.investors.sterlingbank.com.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the then-current position and direction of the Company and membership of the Board.  The Board believes having the Chief Executive Officer also fill the role of Chairman is more efficient and effective at this time than alternate structures.

Board’s Role in Risk Oversight

Our board of directors sets the tone at the top of our organization, adopting and overseeing the implementation of our company-wide risk management framework, which establishes our overall risk appetite and risk management strategy.  Risk management refers generally to the activities by which we identify, measure, monitor, evaluate and manage the risks we face in the course of our banking activities. These include liquidity, interest rate, credit, operational, cyber/technological, legal, compliance, regulatory, strategic, financial and reputational risk exposures. Our board of directors and management team have created a risk-conscious culture that is focused on quality growth, which includes infrastructure capable of addressing the evolving risks we face, as well as the changing regulatory and compliance landscape. Our risk management approach employs comprehensive policies and processes to establish robust governance and emphasizes personal ownership and accountability for risk with our employees.  We also perform an annual capital stress test through which we consider the worst case scenario published by the Federal Reserve Board and evaluate the effect on the capital position of the Company. We seek to build a risk management culture through educational seminars for our employees, management analysis of risk scenarios, risk performance studies and the formulation of contingency plans.

EXECUTIVE OFFICERS

The executive officers of the Company serve at the pleasure of the Board.  Set forth below are the current executive officers of the Company and a brief explanation of their principal employment during at least the last five years.  Additional information concerning the employment arrangements of the Company’s executive officers is included elsewhere in this proxy statement under the heading “Compensation of Executive Officers and Directors – Executive Compensation.”

Our named executive officers, which consist of our principal executive officer and the Company’s two other most highly compensated executive officers, are:

•	Gary Judd, Chief Executive Officer and Chairman of the Board, age 77, See “Information about Directors and Nominees–Director Information.”

•	Thomas Lopp, President, Chief Operating Officer and Chief Financial Officer, age 54

Mr. Lopp was elected President in 2016, and has served as Chief Operating Officer since 2009, and as Chief Financial Officer and Treasurer since 2002. In his position, Mr. Lopp oversees the Company’s operations, finance department, and credit administration.  In 2015, he obtained additional responsibility as the executive in charge of the Southern California expansion. Mr. Lopp joined Sterling in 1997 and prior leadership positions include Director of the Consumer Loan Division and Divisional Controller. Prior to Sterling, he served as a senior financial analyst at First of America Bank Corporation, credit card product manager at NBD Bank, N.A., and credit card portfolio analyst for Security Bancorp, Inc., later acquired by First of America Bank Corporation. Mr. Lopp has a B.B.A. in Finance from Walsh College.

•	Michael Montemayor, President Commercial and Retail Banking, Chief Lending Officer, age 49

Mr. Montemayor has served as our Chief Lending Officer since 2006, President of Commercial and Retail Banking since 2016, and has been with the Company since 1992.  Prior positions at Sterling include Director of Commercial Lending Commercial Loan Officer, Construction Lending Manager and Branch Manager/Regional Branch Manager and Residential Lending Supervisor. Mr. Montemayor is a Trustee of the Alpha Phi Omega Endowment Trust of Michigan State University, and has also served as a fundraiser event coordinator for the Make A Wish Foundation. He has a B.S. in Finance from Michigan State University.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Program Details

The foregoing discussion provides background and context for the information that follows regarding the Company’s compensation of its named executive officers in 2017, including the compensation tables.

Executive Compensation

Summary Compensation Table

As an emerging growth company under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which permit us to limit reporting of executive compensation to our principal executive officer and our two other most highly compensated executive officers, which are referred to as our “named executive officers.”

The compensation reported in the Summary Compensation Table below is not necessarily indicative of how we will compensate our named executive officers in the future. We will continue to review, evaluate and modify our compensation framework to maintain a competitive total compensation package. As such, and as a result of our becoming a publicly traded company, the compensation program following our initial public offering could vary from our historical practices.

The following table sets forth information regarding the compensation paid, awarded to, or earned for our fiscal year ended December 31, 2017 for each of our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Bonus ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compensation		Total ($)(3)
Gary Judd, Chief Executive Officer	2017	$334,615	—	—	$500,000	—	—		$834,615
2016		$250,000	—	—	$350,000	—	—		$600,000
Thomas Lopp, President, COO and CFO	2017	$203,847	$37,345	$18,240	$105,000	$30,496	$10,386	(4)	$405,314
2016		$168,701	—	—	$72,500	$28,159	—		$269,360
Michael Montemayor, Chief Lending Officer	2017	$195,000	$14,938	$7,182	$100,000	$41,762	$11,848(5)		$370,730
2016		$166,586	—	—	$75,000	$38,296	—		$279,882

(1)
Represents the grant date fair value calculated based on the closing price of the Company’s common stock on the grant date, reduced by the dividends per share expected to be paid during the period the shares are not vested.

(2)
Represents the grant-date fair value of option awards calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. The Company uses the Black-Scholes-Merton option pricing model to determine the grant-date fair value of the stock options on the date of grant.

(3)	Each named executive officer also received miscellaneous perquisites in amounts of less than $10,000 in 2016.

(4)	Consists of an automobile allowance and cash award for 20 years of service.

(5)	Consists of an automobile allowance and cash award for 25 years of service.

The bonus amount set forth above with respect to Mr. Judd was determined pursuant to his employment agreement described below. With respect to Messrs. Lopp and Montemayor, bonuses are discussed by the Compensation Committee at the beginning of each fiscal year based on various performance metrics that are driven by the Company’s annual strategic plan. Following determination of Company performance for the applicable year, Mr. Judd makes a recommendation to the Compensation Committee with respect to the appropriate bonus amounts for Messrs. Lopp and Montemayor in light of such results. The final bonus amount is then determined by the Compensation Committee.

Each of Messrs. Lopp and Montemayor were granted stock options awards and restricted share awards in recognition of their efforts in our 2017 initial public offering.  Mr. Lopp was granted 4,000 stock options and 2,750 restricted stock awards and Mr. Montemayor was granted 1,575 stock options and 1,100 restricted stock awards.  The stock option awards and the restricted stock awards had a per share grant date fair value of $4.56 and $13.58, respectively.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

The Company and the Bank jointly entered into an employment agreement with Gary Judd, our Chairman of the Board and Chief Executive Officer, in July 2008, as subsequently amended on July 16, 2014. Under the terms of the agreement, Mr. Judd was initially entitled to an annual base salary of $225,000, which may be adjusted annually in the discretion of the Board. Mr. Judd was also entitled to an annual bonus in the discretion of the Board based upon the achievement of objectives set by the Board.

The employment agreement may be terminated by either party, with or without cause, and due to death, disability and mutual agreement. If Mr. Judd is terminated for any reason, he is entitled to any base salary earned but not yet paid, any bonus awarded but not yet paid, reimbursement of business expenses incurred but not yet paid and any other benefits accrued and earned through the date of termination in accordance with applicable plans and programs of the Bank. If he is terminated without cause, in addition, he will be entitled to a continuation of his base salary, at the rate in effect on the date of his termination for a period of one year (the “Severance Period”) and continued participation in benefit programs and plans and other benefits made available to employees of the Bank until the expiration of the Severance Period. In the event Mr. Judd is unable to participate in any employee benefit plan based on its terms, he will receive the economic equivalent of the benefits provided under the plan through the end of the Severance Period. The employment agreement also contains confidentiality and non‑competition provisions.

2017 Omnibus Equity Incentive Plan

In connection with our initial public offering, we adopted the Sterling Bancorp, Inc. Omnibus Equity Incentive Plan (the “Omnibus Plan”). The Omnibus Plan provides for grants of stock options, restricted stock and performance awards.  Our eligible directors, officers and consultants are eligible for grants under the Omnibus Plan.  The purpose of the Omnibus Plan is to promote the Company’s and our shareholder’s interests by providing these individuals with additional incentives to remain with the Company and its subsidiaries, to increase their efforts to make the Company more successful, to reward such persons by providing an opportunity to acquire shares of common stock on favorable terms, and to attract and retain the best available personnel to participate in the ongoing business operations of the Company.  4,237,100 shares of our common stock were authorized for issuance under the Omnibus Plan, subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without the Company’s receipt of consideration, of which 4,104,820 remains available for issuance and use as of March 23, 2018. Our Compensation Committee administers the Omnibus Plan. The Board of Directors also has the authority to administer the Omnibus Plan and to take all actions that our Compensation Committee is otherwise authorized to take under the Omnibus Plan. The terms and conditions of each award made under the Omnibus Plan, including vesting requirements, are set forth consistent with the Omnibus Plan in a written agreement with the grantee.  In connection with a change in control, as defined in the Omnibus Plan, the Compensation Committee may accelerate vesting of certain awards made under the Omnibus Plan.

Defined Contribution Retirement Plan

The Company has a defined contribution retirement plan that allows for annual employee contributions up to the lesser of 100% of eligible compensation or $18,000, which are matched equal to 100% of the first 3% of the amount contributed. Dependent on the level of the Company’s financial performance, there is a mandatory contribution, in addition to an employee match of up to 1% of the amount contributed based on a tiered scale. The Company’s contribution to the plan was $661,000 and $432,000 for the year ended December 31, 2017 and 2016, respectively.

Supplemental Retirement Benefit Plan

An unfunded supplemental retirement benefit plan covers certain employees. The agreements are subject to various terms and conditions but generally provide covered employees with a specified retirement benefit if they retire from the Company at a normal retirement date. The agreements also provide for the payment of vested amounts upon termination. The participant can elect to receive the payout as a lump sum or as an annuity. The supplemental retirement obligation liability was $2,653,000 and $2,397,000 at December 31, 2017 and 2016, respectively. The expense, net of forfeitures, incurred for the supplemental retirement benefit plan was $281,000 and $254,000 for the year ended December 31, 2017 and 2016, respectively. Benefit payments of $25,000 and $22,000 were made during 2017 and 2016, respectively.

Severance and Change of Control Benefits

The Company does not provide for any severance or change of control benefits, other than those discussed above.

Director Compensation

2017 Director Compensation Table

The table below sets forth the compensation of each non-employee director in 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Barry Allen	$41,250	$24,929	$66,179
Jon Fox	$39,250	$24,929	$64,179
Seth Meltzer	—	—	—
Sandra Seligman	—	—	—
Benjamin Wineman	$39,500	$24,929	$64,429
Lyle Wolberg	$7,000	$14,949	$21,949

(1)
Represents the grant date fair value of restricted stock awards calculated based on the closing price of the Company’s common stock on the grant date, reduced by the dividends per share expected to be paid during the period the shares are not vested.

Director Fees

Board members of the Company receive fees for board and committee meetings attended. Board members currently receive $1,250 for each Board meeting, $250 for each committee meeting attended, and $500 for each committee meeting chaired.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Crowe Horwath LLP as independent auditors for the Company, for the fiscal year ending December 31, 2018.  The services provided to the Company and its subsidiaries by Crowe Horwath for 2017 and 2016 are described below, under the caption “Independent Public Accountant Fees and Services.”

The affirmative vote of holders of a majority of shares entitled to vote and present at the annual meeting, in person or by proxy, is required for advisory approval of Crowe Horwath as our independent registered public accounting firm for 2018. Abstentions and broker non-votes will have no effect on the outcome of this proposal unless you return your proxy card and select “Abstain,” which will have the same effect as a vote against the matter.

Although the vote on Proposal 2 is not binding on the Company, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future.

Representatives of Crowe Horwath, LLP will attend the meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions from our shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting and internal control functions and the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, currently Crowe Horwath, LLP, and our internal audit team. Crowe Horwath, LLP is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and for expressing their opinions thereon.

In 2017, among other matters, the Audit Committee:

•	Reviewed and discussed with management and Crowe Horwath, LLP the Company’s audited financial statements.

•	Reviewed and discussed with management and Crowe Horwath, LLP the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T.

•
Received the written disclosures and the letter from Crowe Horwath, LLP required by the applicable requirements of the PCAOB regarding Crowe Horwath, LLP’s communications with the Audit Committee concerning independence, and discussed with Crowe Horwath, LLP its independence with respect to the Company.

Based on the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company be included in the Company’s annual report on Form 10-K for 2017, which was filed with the SEC on March 28, 2018.

The Audit and Risk Management Committee

Barry Allen (Chairman)
Jon Fox
Rachel Tronstein Stewart
Benjamin Wineman
Lyle Wolberg

INDEPENDENT PUBLIC ACCOUNTANT FEES AND SERVICES

The following table summarizes fees for professional services rendered by Crowe Horwath, LLP, the Company’s independent auditors for the years ended December 31, 2017 and 2016:

	2017	2016
Audit fees(1)	$496,000	$156,000
Audit-related fees	-	-
Tax fees	$36,000	$27,000
All Other Fees	$7,000	-
Total fees	$539,000	$183,000

(1)
Consist of fees billed for professional services performed by Crowe Horwath for its audit of the Company’s annual financial statements, the review of financial statements included in the Company’s Form S-1 and services that are normally provided in connection with regulatory filings or engagements.

The Audit Committee is required to review and pre-approve both audit and non-audit services to be provided by the independent auditor (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002).  During 2017, all services provided by Crowe Horwath were pre-approved by the Audit Committee. To the extent required by Nasdaq rules or any other applicable legal or regulatory requirements, approval of non-audit services must be disclosed to investors in periodic reports required by Section 13(a) of the Exchange Act.  There was no change of the Company’s independent public accountants during 2017 or 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described in “Executive Compensation” above, the following is a description of transactions in 2017, to which we have been a party in which the amount involved exceeded $120,000, and in which any of our directors, executive officers or beneficial holders of more than five percent of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Policies and Procedures Regarding Related Party Transactions

Transactions by the Company or its bank subsidiary, Sterling Bank & Trust, FSB (the “Bank”) with related parties are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal shareholders). Both the Company and the Bank have Affiliate Transactions Policies. The Affiliate Transaction Policy limits covered transactions with any single affiliate to less than 10%, and with all affiliates, to less than 20%, of unimpaired capital and surplus. All covered transactions with affiliates must be made on terms and conditions that are consistent with safe and sound banking practices, and require appropriate security. Neither the Company nor the Bank may purchase low-quality assets from an affiliate. Transactions between the Company or Bank and affiliates must be made on terms and under circumstances that are substantially the same, or at least as favorable to the Company or the Bank, respectively, as those prevailing at the time for comparable transactions with unaffiliated companies. All service agreements are reviewed annually. No loans or extensions of credit will be made to an affiliate unless the affiliate is engaged in activities that a bank holding company may conduct.

The Bank’s Regulation O Policy requires any extension of credit to insiders be on the same terms as, and following the same underwriting procedures, as those in place for non-insider customers. The Board of Directors must approve any loan to an insider which does not qualify as an exception and that causes the aggregate of loans outstanding to that individual and any related interests of that individual to exceed $25,000, or 5%, of the Bank’s capital. The aggregate of all loans to insiders shall not exceed 5% of the Bank’s equity capital. As for executive officers of the Bank, general purpose loans may not exceed $100,000 in the aggregate or 2.5% of capital, whichever is less, and all such loans must be reported to the Board of Directors. All loans to directors and officers, including renewals, require the prior approval of the Board of Directors with the exception of mortgage loans on an officer or director’s primary residence when made in accordance with underwriting standards acceptable to the secondary market. All insiders are identified on an annual basis, and are required to submit an annual report of borrowings from the Bank.

We have adopted a written related person transactions policy pursuant to which our executive officers, directors and principal shareholders, including their immediate family members, will not be permitted to enter into a related person transaction with us without the consent of our Audit Committee, another independent committee of our board or the full board. Any request for us to enter into a transaction with an executive officer, director, principal shareholder or any of such persons’ immediate family members, in which the amount involved exceeds $120,000, will be required to be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers and employees will be required to report to our Audit Committee any such related person transaction. In approving or rejecting the proposed transaction, our Audit Committee will take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we should discover related person transactions that have not been approved, our Audit Committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Indemnification of Officers and Directors

Our Bylaws will generally require us to indemnify our officers and directors to the fullest extent permitted by law, and to advance expenses incurred by our directors and officers prior to the final disposition of any action or proceeding arising by reason of the fact that any such person is or was our agent. In addition, our Bylaws permit us to provide such other indemnification and advancement of expenses to our other employees and agents as permitted by law and authorized by the Board from time to time. We will also have the power to secure insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her status as such, regardless of whether we would have the power to indemnify such person against such liability pursuant to our Bylaws.

Related-Party Transactions

Lease Agreements

The Bank has a sublease agreement with Seligman & Associates, where Mr. Meltzer serves as President, (“S&A”) for office space, plus related expenses, in Southfield, MI at an annual amount of $16,492. The Bank also reimburses S&A for usage of the S&A Bloomberg terminal and other miscellaneous expenses.

The Bank leases 7,560 square feet of warehouse space from S&A at 1630 Thorncroft in Troy, MI at an annual base rent of $40,207. In addition to the lease amount, the Bank reimburses S&A for a proportionate share of certain expenses, such as property tax, utilities, snow removal and lawn care. The Bank directly reimburses S&A for long-distance telephone carrier access.

The Bank leases office space from Transamerica Pyramid Properties, LLC in San Francisco under the lease agreement dated August 26, 2016. In turn, the Bank subleases 75% of that space to Pioneer Realty, a subsidiary of S&A, at an annual base rent amount of $265,677.

The Bank also subleases storage space at 545 Sansome Street from Pioneer Realty, an affiliate of S&A, for an annual base rent amount of $3,000.

Charitable Donations

From time to time, the Company makes charitable donations to the Seligman Family Foundation, including $900 thousand in 2016 and $900 thousand in 2017. Ms. Seligman and Mr. Meltzer are members of the Board of Trustees of the Seligman Family Foundation.

Other Family Relationships

Sandra Seligman is a Director of the Company and the Bank and is the sister of the Bank’s founder, Scott J. Seligman. In 2016 and 2017 to date Sandra Seligman did not receive compensation for her service to the Board of Directors or any other compensation from the Company.

Seth Meltzer is a Director of the Company and the Bank and is the son of Sandra Seligman. In 2016 and 2017 to date, Mr. Meltzer did not receive compensation for his service to the Board of Directors or any other compensation from the Company.

Purchase of Quantum

In April 2017, the Bank acquired 100% of the assets of Quantum, an investment advisory company (“Quantum”), from related entities of the Company, including Mr. Sinatra, a member of the Board. The purchase price of $2.9 million was derived from a valuation performed by Plante & Moran, LLC, an independent public accounting firm. In addition to a payment of $584 thousand for his 20% equity stake in Quantum, Mr. Sinatra has received salary compensation of $365,385 thousand in his role as CEO of Quantum from the closing of the acquisition through December 31, 2017 pursuant to a pre-existing employment agreement between Quantum and Mr. Sinatra.

Indebtedness of and Transactions with Management

Certain of the directors and officers of the Company may, in the future, have transactions with the Bank, or are or will be directors or officers of corporations, or members of partnerships or limited liability companies, which may have in the future, transactions with the Bank. We expect that all such transactions (i) will be made in the ordinary course of business, (ii) will be made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and (iii) will not involve more than normal risk of collectability or present other unfavorable features.  The Audit Committee has responsibility for reviewing and approving transactions with related persons, in accordance with the rules of Nasdaq.  The Audit Committee, as a general policy, approves transactions to related parties at essentially the same terms and conditions that apply to similar transactions with non-related parties.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of March 23, 2018 regarding the beneficial ownership of our common stock by:

•	each shareholder known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

The address for each listed shareholder is: c/o Sterling Bancorp, Inc., One Towne Square, Suite 1900, Southfield, Michigan 48076.

	Common Stock Owned
Name and Address of Beneficial Owner	Number of Shares	Percent
5% Shareholders:
Scott J. Seligman 1993 Long Term Irrevocable Dynasty Trust(1)	5,743,579	11%
K.I.S.S. Dynasty Trust No. 9(2)	12,507,732	24%
K.I.S.S. Dynasty Trust No. 5(3)	7,507,318	14%
Erwin A. Rubenstein(4)	29,590,309	56%
Scott J. Seligman Revocable Living Trust(5)	3,691,401	7%
Directors:
Barry Allen	10,000	—
Jon Fox	2,000	—
Seth Meltzer(6)	1,483,180	3%
Sandra Seligman(7)	—	—
Peter Sinatra	—	—
Benjamin Wineman	10,000	—
Lyle Wolberg	1,000	—
Rachel Tronstein Stewart	—	—
Named Executive Officers:
Gary Judd	176,600	—
Thomas Lopp	7,000	—
Michael Montemayor	10,000	—
All directors and executive officers as a group (11 persons total)	1,690,780	3%

(1)
Consists of 5,743,579 shares of common stock of the Company that are held by the trust, as to which Mr. Seligman disclaims beneficial ownership except to the extent of his pecuniary interest, if any, therein.

(2)
Consists of 12,507,732 shares of common stock of the Company that are held by the trust, as to which Mr. Seligman disclaims beneficial ownership except to the extent of his pecuniary interest, if any, therein.

(3)
Consists of 7,507,318 shares of common stock of the Company that are held by the trust, as to which Ms. Seligman disclaims beneficial ownership except to the extent of her pecuniary interest, if any, therein.

(4)
Consists of shares owned by the Scott J. Seligman 1993 Irrevocable Dynasty Trust, Scott J. Seligman 1993 Long Term Irrevocable Dynasty Trust, K.I.S.S. Dynasty Trust No. 9, K.I.S.S. Dynasty Trust No. 5 and Sandra Seligman 1993 Long Term Irrevocable Trust holding an aggregate of 56% of the voting common stock in the Company. Mr. Rubenstein, trustee to the Seligman family, holds sole voting and dispositive power over shares held by such trusts.

(5)	Mr. Scott J. Seligman, vice president of the Company and founder of the Bank, holds sole voting and dispositive power over shares held by this trust.

(6)	Consists of 1,483,180 shares of common stock of the Company that are held by The Seth Seligman Meltzer Revocable Living Trust.

(7)
Excludes 7,507,318 shares of common stock held by the K.I.S.S. Dynasty Trust No. 5 and 1,473,723 shares held by the Sandra Seligman 1993 Long Term Irrevocable Trust, for which in each case Ms. Seligman is the grantor, but has no voting or dispositive power over the shares held in such trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in the Company’s equity securities and any changes thereto, and to furnish copies of these reports to the Company. Based solely on our review of the insiders’ forms furnished to the Company or filed with the SEC and representations made by the directors and executive officers, no insider failed to file on a timely basis a Section 16(a) report during 2017, except that Messrs. Allen, Fox, Wineman, and Wolberg each filed a late Form 4 on December 28, 2017 to report the purchase of common shares of beneficial ownership on November 21, 2017.

Equity Compensation Plans

The following table sets forth certain information as of December 31, 2017 concerning our equity compensation plans.  Because no equity awards were granted prior to December 31, 2017, the recent awards granted to certain directors and named executive officers are not reflected in the following:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants or rights	Weighted-average exercise price of outstanding options, warrants or rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders	4,237,100	$—	4,237,100

Equity compensation plans not approved by shareholders	—	—	—

Total	4,237,100	$—	4,237,100

SHAREHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

Deadline for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials

A proposal submitted by a shareholder for the 2019 annual meeting of shareholders must be sent to the Secretary of the Company, One Towne Square, Suite 1900, Southfield, Michigan 48076 and must be received by the Company no later than December 18, 2018 to be eligible for inclusion in the Company’s proxy materials for the 2018 annual meeting of shareholders under Rule 14a-8 under the Exchange Act.  The proposal must comply with SEC regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials.

Deadline for Shareholder Proposals and Director Nominations to be Brought Before the 2019 Annual Meeting

In order to be considered at any meeting, a shareholder proposal submitted outside of Rule 14a-8 under the Exchange Act, other than a nomination of directors, must (i) comply with the requirements in the Company’s Articles of Incorporation and Bylaws as to form and content, and (ii) be received by the Company (a) at least 30 days prior to the originally scheduled date of the meeting, or (b) not later than the close of business on the tenth day following the date on which notice of the scheduled meeting was first mailed to shareholders, if less than 40 days’ notice of the meeting is given by the Company. Shareholder nominations of directors must comply with the requirements of the Articles of Incorporation and Bylaws summarized above under “Board of Directors and Committees—Nominating Committee.”

OTHER MATTERS

The Board is not aware of any matter to be presented for action at the Annual Meeting, other than the matters set forth herein. If any other business should properly come before the meeting, the proxy will be voted regarding the matter in accordance with the best judgment of the persons authorized in the proxy, and discretionary authority to do so is included in the proxy.

The proxy solicitation is being made by the Company and the cost of soliciting proxies will be borne by the Company. If requested, the Company will reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals. In addition to solicitation by mail, officers and other employees of the Company and its subsidiaries may solicit proxies by telephone, facsimile or in person, without compensation other than their regular compensation.

The Company may elect to send a single copy of its annual report and this proxy statement to any household at which two or more shareholders reside, unless one of the shareholders at such address notifies the Company that he or she desires to receive individual copies. This “householding” practice reduces the Company’s printing and postage costs. Shareholders may request to discontinue or re-start householding, or to request a separate copy of the 2017 annual report or 2018 proxy statement, as follows:

•	Shareholders owning common stock through a bank, broker or other holder of record should contact such record holder directly; and

•
Shareholders of record should contact the Company at (248) 355-2400 or at Shareholder Relations, Sterling Bancorp, Inc., One Towne Square, Suite 1900, Southfield, MI 48076. The Company will promptly deliver such materials upon request.

Your cooperation in giving this matter your immediate attention and in voting your proxies promptly will be appreciated.

The Annual Report of the Company for 2017 is included with this proxy statement. Copies of the report will also be available for all shareholders attending the Annual Meeting and can be obtained on the Company’s website at www.investors.sterlingbank.com.

THE ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION AND THE COMPANY’S 2017 ANNUAL REPORT IS ALSO AVAILABLE AT WWW.INVESTORS.STERLINGBANK.COM AND WILL BE PROVIDED FREE TO SHAREHOLDERS UPON WRITTEN REQUEST.  TO REQUEST A COPY, WRITE TO SHAREHOLDER RELATIONS DEPARTMENT, STERLING BANCORP, INC., ONE TOWNE SQUARE, SUITE 1900, SOUTHFIELD, MICHIGAN 48076.

It is important that proxies be submitted promptly in order to ensure your representation at the Annual Meeting. You may submit your proxy via the Internet, by the telephone or you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Please refer to the section entitled “Voting via the Internet, Telephone or by Mail” on page 2 for a description of voting methods. If your shares are held by a bank, brokerage firm or other nominee that holds shares on your behalf and you have not given that nominee instructions to do so, your nominee will generally NOT be able to vote your shares at the Annual Meeting. We strongly encourage you to vote.

LOCATION OF STERLING BANCORP 2018
ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 15, 2018, at 1:00 p.m.
One Towne Square, Suite 1900
Southfield, Michigan 48076

Beneficial owners of common stock held in street name by a broker, bank, trust or other nominee may need proof of ownership to be admitted to the meeting.  A brokerage or holding statement or letter from the broker, bank, trust or other nominee are examples of proof of ownership.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0000374258_1 R1.0.1.17 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01) Barry Allen 02) Jon Fox 03) Lyle Wolberg STERLING BANCORP, INC. ONE TOWNE SQUARE SUITE 1900 SOUTHIELD, MI 48076 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 14, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 14, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR Proposal 2: For Against Abstain 2. Ratification of the appointment of Crowe Horwath LLP as the Company's independent auditors for the year ending December 31, 2018. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For address change/comments, mark here. (see reverse for instructions) 0000374258_2 R1.0.1.17

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & 2018 Proxy Statement and 2017 Annual Report are available at www.proxyvote.com STERLING BANCORP, INC. PROXY FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS MAY 15, 2018 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder of Sterling Bancorp, Inc. (the “Company”) hereby appoints THOMAS LOPP and COLLEEN KIMMEL, or either of them, each with full power of substitution, as proxies of the undersigned to vote all common shares of beneficial interest of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 15, 2018, 1:00 p.m., Eastern time, at One Towne Square, Suite 1900, Southfield, Michigan 48076 and all adjournments or postponements thereof, and to otherwise represent the undersigned at the annual meeting with all the powers possessed by the undersigned if personally present at the meeting. The undersigned revokes any proxy previously given to vote at such meeting. The undersigned hereby instructs said proxies or their substitutes to vote as specified on the reverse side of this card on each of the matters specified and in accordance with their judgment on any other matters which may properly come before the meeting or any adjournment or postponement thereof. This proxy, when properly executed, will be voted as directed. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side